Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS APPOINTS REBECCA LEE STEINFORT

TO BOARD OF DIRECTORS

LEHI, Utah, February 2, 2015 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct sale of premium-quality nutritional and personal care products, today announced the appointment of Rebecca Lee Steinfort as a member of its Board of Directors.  Ms. Steinfort is a senior executive with extensive experience in strategy and marketing in consumer-product and health care oriented businesses.

“We are excited to welcome Rebecca Lee Steinfort to our Board of Directors,” said Gregory L. Probert, Nature’s Sunshine’s Chairman and Chief Executive Officer. “Rebecca brings significant strategic and broad marketing experiences to Nature’s Sunshine that I am confident will be highly beneficial in our continuing efforts to transform the business into a multi-brand and multi-channel organization. We look forward to her guidance and strategic thinking as a member of the Board.”

Ms. Steinfort is currently the Chief Operating Officer of Paladina Health, a subsidiary of Davita Healthcare Partners, Inc. Prior to Paladina Health, Ms. Steinfort held other executive positions beginning in 2009 at Davita Healthcare Partners, Inc., such as Chief Marketing Officer and Chief Strategy Officer. Ms. Steinfort held various leadership positions at Quiznos from 2007 to 2009, most recently serving as Executive Vice President and Chief Marketing Officer. From 2001 to 2006, Ms. Steinfort was a Senior Vice President with Level 3 Communications, LLC, where she was responsible for Integration and Development Services from 2005 to 2006 and Corporate Strategy from 2001 to 2005. Ms. Steinfort received her B.A. from Princeton University, and her M.B.A. from the Harvard University School of Business Administration.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 680,000 independent Managers, Distributors and customers in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contact:

Steve M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303